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                                 EXHIBIT 2.2

                                 AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER


     This Amendment (the "Amendment") to Agreement and Plan of Merger dated as of May 3, 1998 (the "Agreement") is made and entered into as of June 9, 1998 by and among Bowmar Instrument Corporation ("Bowmar"), Bravo Acquisition Subsidiary, Inc. ("Acquisition Subsidiary") and Electronic Designs, Inc. ("EDI"). All capitalized terms used herein and not defined shall have the respective meanings assigned to them in the Agreement.

                                   RECITALS

     A. Pursuant to the Agreement, Bowmar, Acquisition Subsidiary and EDI have made certain representations, warranties and agreements in connection with the Merger.

     B. The respective Boards of Directors of Bowmar, Acquisition Subsidiary and EDI have determined that it is in the best interests of their respective corporations and shareholders to modify certain representations, warranties and agreements in the Agreement and, accordingly, have approved this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Section 1.4 of the Agreement is hereby deleted in its entirety and replaced with the following:


          1.4 STOCKHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the certificates which theretofore represented EDI Shares (other than Dissenting Shares) (the "Certificates") shall cease to represent any rights with respect thereto and, subject to applicable law and this Agreement, shall only represent the right to receive the Merger Consideration payable in lieu of fractional shares of Bowmar Stock into which the EDI Shares have been converted pursuant to this Agreement.

     2. Section 1.11(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following: "(iii) holding the meeting of Bowmar's shareholders to approve the amendment of Bowmar's Articles of Incorporation to increase the number of authorized shares of Bowmar Stock and to change Bowmar's name, and to approve the issuance of the Bowmar Stock and other securities in the Merger and the other transactions contemplated hereby and thereby (the "BOWMAR PROPOSALS"),".

     3. Section 1.11(e) of the Agreement is hereby amended by adding the following as the third sentence of such Section:
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          In the event the parties agree that the Merger shall be accorded pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16, prior to the filing of the Prospectus/Proxy Statement, it shall be a condition to such filing that Bowmar shall have received the written opinion of the independent certified public accountants of Bowmar that such accountants concur with management's conclusion that, as of the date of the letter, no conditions exist that would preclude accounting for the Merger as pooling of interests in accordance with Accounting Principles Board Opinion No. 16.

     4. Section 1.14 of the Agreement is hereby deleted in its entirety and replaced with the following:

          1.14 AUTHORIZED SHARES. On or prior to the Effective Time, the Articles of Incorporation of Bowmar shall be amended to increase the number of shares of Bowmar Stock that Bowmar shall be authorized to issue to 60,000,000.

     5. A new Section 1.19 is hereby added to Article I of the Agreement as follows:

          1.19 DISSENTING SHARES.

             (a) Notwithstanding any provision of this Agreement to the contrary, any shares of EDI Common Stock held by a holder who has demanded and perfected his demand for appraisal of his shares of EDI Common Stock in accordance with Section 262 of the Delaware Code and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (the "DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to SECTION 1.3 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Delaware Code.

             (b) Notwithstanding the provisions of subsection (a) of this
          SECTION 1.19, if any holder of shares of EDI Common Stock who demands appraisal of such shares under the Delaware Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of EDI Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to SECTION 1.3 hereof, without any interest thereon, upon surrender of the certificate or certificates representing such shares of EDI Common Stock.

             (c) EDI shall give Bowmar (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of EDI Common Stock, withdrawals of such demands, and any other instruments served pursuant to the Delaware Code received by EDI and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Code.

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          EDI shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Bowmar, settle or offer to settle any such demands.

    6.  The following sentence is hereby deleted from Section 2.2 of the
Agreement: "The holders of shares of EDI Stock are not entitled to appraisal rights under applicable Law (as hereinafter defined) or the Certificate of Incorporation of EDI."

        Bowmar hereby waives its right to assert breach of the Agreement by EDI based upon the inaccuracy of this representation prior to the execution of this Amendment.

    7. A new Section 1.20 is hereby added to Article I of the Agreement as follows:

          1.20 BOWMAR CHANGE OF NAME. On or prior to the Effective Time, the Bowmar Articles shall be amended to change the corporate name of Bowmar to such other name as may be mutually agreed upon by EDI and Bowmar prior to the mailing to stockholders of EDI and Bowmar of the Prospectus/Proxy Statement.

    8. A new Section 4.13 is hereby added to Article IV of the Agreement as follows:

          4.13 POOLING OF INTERESTS. EDI shall not take, and shall use reasonable best efforts to ensure that none of the EDI Subsidiaries and their respective stockholders, directors, officers or employees takes, any action that would result in the Merger not qualifying for pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16. In the event that the Merger otherwise qualifies for pooling-of-interests accounting treatment in accordance with Accounting Principles Board Opinion
          No. 16, EDI shall use reasonable efforts to ensure that each person who is or may be an "affiliate" of EDI within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in substance as provided in the form attached hereto as SCHEDULE 4.13.

    9. A new Section 5.14 is hereby added to Article V of the Agreement as follows:

          5.14 POOLING OF INTERESTS. Bowmar shall not take, and shall use reasonable best efforts to ensure that none of the Bowmar Subsidiaries and their respective stockholders, directors, officers or employees takes, any action that would result in the Merger not qualifying for pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16.

    10. A new Section 5.15 is hereby added to Article V of the Agreement as follows:

          5.15 AFFILIATE AGREEMENTS. In the event that the Merger otherwise qualifies for pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16, Bowmar shall use reasonable efforts to ensure that each person who is or may be an "affiliate" of Bowmar within the meaning

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          of Rule 145 promulgated under the Securities Act shall enter into an agreement in substance as provided in the form attached hereto as
          SCHEDULE 5.15.


    11. Section 6.3.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

          6.3.5. AFFILIATE AGREEMENTS. Each person who is or may be an "affiliate" of EDI within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act shall have entered into an agreement in substance as provided in the form attached hereto as SCHEDULE 4.11; provided, however, that the failure to obtain such an agreement from New York Life Insurance Company shall not be a condition to the obligations of Bowmar to effect the Merger.

    12. A new SCHEDULE 4.13 and a new SCHEDULE 5.15, as each is attached to this Amendment, are hereby made a part of the Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of the date first above written.



                                            BOWMAR INSTRUMENT CORPORATION

                                            By: /s/ Hamid Shokrgozar
                                                __________________________
                                                Name: Hamid Shokrgozar
                                                Title: Chief Executive Officer



                                            BRAVO ACQUISITION SUBSIDIARY, INC.

                                            By: /s/ Hamid Shokrgozar
                                                __________________________
                                                Name: Hamid Shokrgozar
                                                Title: President



                                            ELECTRONIC DESIGNS, INC.

                                            By: /s/  Donald F. McGuinness
                                                ___________________________
                                                Name:  Donald F. McGuinness
                                                Title: President





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